Exhibit 99.1

Gyre Therapeutics Announces the Appointment of Ping Zhang to Board of Directors

SAN DIEGO, January 6, 2025 (GLOBE NEWSWIRE) – Gyre Therapeutics (“Gyre”) (Nasdaq: GYRE), a self-sustainable, commercial-stage biotechnology company with clinical development programs focusing on a variety of chronic organ diseases, today announced the appointment of Ping Zhang to its Board of Directors (the “Board”) as the lead independent director of the Board and a member of the Nominating and Corporate Governance Committee of the Board. In addition, Ying Luo, Ph.D. resigned as Chairman and a member of the Board of Directors of Gyre and Gyre Pharmaceuticals, Gyre’s majority indirectly owned subsidiary in the People’s Republic of China (“PRC”), to focus on other responsibilities at GNI Group Ltd. Songjiang Ma has been appointed Chairman of the Board of Directors of Gyre Pharmaceuticals.

Mr. Zhang has served as a Managing Partner of String Capital Management Co., Limited since 2018. Previously he was the Head of Private Equity Investment and Fund of Funds Business at AEON Life Insurance Company, Ltd. From 2011 to 2015, he served as a Managing Partner of Japan Asia Investment Co., Ltd. Prior to joining Japan Asia Investment Co., Mr. Zhang served as a Managing Director at AEA Investors LP and as a Managing Director of Mitsubishi UFJ Securities Co., Ltd. Mr. Zhang currently serves on the board of directors of GNI and Asian Star Co (TSE: 8946). He received his B.S. in Polymer Science from Fudan University and his M.B.A. in Finance from the University of Chicago Booth School of Business.

“As we enter a potentially transformative year for the company, we are excited to welcome Mr. Zhang to our Board, where his deep financial background will prove to be invaluable, and I look forward to leveraging his insights,” said Han Ying, Ph.D., CEO of Gyre Therapeutics. “I would also like to thank Dr. Luo for his leadership and contributions as Chairman of the Board. We wish him all the best in his future endeavors.”

About Gyre Therapeutics

Gyre Therapeutics is a biopharmaceutical company headquartered in San Diego, CA, with a primary focus on the development and commercialization of F351 (Hydronidone) for the treatment of MASH-associated fibrosis in the U.S. Gyre’s development strategy for F351 in MASH is based on the company's experience in MASH rodent model mechanistic studies and CHB-induced liver fibrosis clinical studies. Gyre is also advancing a diverse pipeline in the PRC through its indirect controlling interest in Gyre Pharmaceuticals, including ETUARY therapeutic expansions, F573, F528, and F230.

About Gyre Pharmaceuticals

Gyre Pharmaceuticals is a commercial-stage biopharmaceutical company committed to the research, development, manufacturing and commercialization of innovative drugs for organ fibrosis. Its flagship product, ETUARY® (Pirfenidone capsule), was the first approved treatment for IPF in the PRC in 2011 and has maintained a prominent market share (2023 net sales of $112.1 million). In addition, Gyre Pharmaceuticals is evaluating F351 in a Phase 3 clinical trial in CHB-associated liver fibrosis in the PRC, which is expected to readout topline data by early 2025. F351 received Breakthrough Therapy designation by the NMPA Center for Drug Evaluation in March 2021. Gyre Pharmaceuticals is also developing treatments for COPD, PAH and ALF/ACLF. In October 2023, Gyre Therapeutics acquired an indirect majority interest in Gyre Pharmaceuticals (also known as Beijing Continent Pharmaceuticals Co., Ltd.).

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